Exhibit 99.1

MVB Financial Corp. Elects Alvarez as Chairman,
Names Spielman as New Board Member

(FAIRMONT, W.Va.) May 21, 2019 - The Board of Directors of MVB Financial Corp. (“MVB” “MVB Financial”) (Nasdaq: MVBF) has elected David B. Alvarez as Chairman of the Board and has announced the appointment of Cheryl Spielman as a Member of the Board.

Alvarez had served as Interim Chairman since August 2018, following the death of former Chairman Stephen R. Brooks.

“I am following on the heels of a great chairman who helped lead MVB to Nasdaq. My greatest responsibility is to continue to build shareholder value and support our client-driven team members,” Alvarez said.

Alvarez is a recognized owner, business leader and established entrepreneur who remains active in development, industry and community work. He earned a Bachelor of Science in Business Administration degree from West Virginia University. Early in his career, he was instrumental in growing the family’s business into a well-respected company, primarily serving the North Eastern natural gas markets and bridge construction throughout West Virginia. Alvarez has started and grown a number of successful companies that continue to benefit North Central West Virginia, Southwestern Pennsylvania and Northern Virginia.

He presently is Vice Chair of the West Virginia University Board of Governors and a member of the Richmond Federal Reserve Industry Roundtable. He also serves on the Boards of the Harrison County Development Authority and Med brook Children’s Charity.

“I welcome Cheryl to the MVB Financial Corp. family and look forward to working with her as a trusted partner to help propel MVB on its growth journey,” said Larry F. Mazza, President and CEO, MVB Financial Corp. “Her strong background and previous board experience will assist MVB as we continue to expand geographically and in complexity on the financial frontier.”

A former partner for Ernst & Young, Spielman is an experienced global human capital tax partner and consultant. She led high impact global human resources consulting teams to deliver client-focused global human resources and tax services. She has a strong background in human resources and tax risk management and employment related issues. Spielman has been a personal consultant and advisor to CEOs in various industries, including financial services, consumer products and entertainment. She has a great deal of financial experience with an audit background. Upon retirement from Ernst & Young, she served on the Board of Directors of IPM, a privately held technology systems integration company, which sold in 2017. From 2017 to 2019, she served as a member of the Board of Directors of First Republic Bank, which is headquartered in California.

Spielman was a partner at Ernst & Young U.S., LLP from 1997-2015, where she led the Human Capital Financial Services practice. From 1989 to 1996, she was an executive with the firm. Previously, she was a tax professional at Arthur Young & Company. She is a trustee of the Cornell University Hillel Board and the Women’s Foundation of South Palm Beach County, a board member of the Koby Mandel Foundation and serves on the Board of Governors and is Vice President of the Polo Club of Boca Raton, Fla. She earned a Bachelor of Science degree in 1977 from Cornell University and an M.B.A. in 1980 from the University of Chicago. She is also a Certified Public Accountant. She resides in Delray Beach, Fla.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage and MVB Community Development Corporation, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region. For more information about MVB, please visit ir.mvbbanking.com.

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Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release.  These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties.  Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries, as well as statements regarding MVB’s intent to recognize a holding gain on its equity investment in fintech companies and the anticipated use of the proceeds from such gains, as well as MVB’s future plans with regard to its fintech line of business. When words such as “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; revaluation of equity investments, including MVB’s investments in fintech companies; inability to further scale up the fintech line of business; competition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.